Exhibit 21.1
LATTICE SEMICONDUCTOR CORPORATION
SUBSIDIARIES OF THE REGISTRANT

	Name	Jurisdiction of Incorporation
1.	Lattice Semiconductor Limited	Bermuda
2.	Lattice Semiconductor Canada ULC	Canada
3.	Lattice Semiconductor (Shanghai) Co. Ltd.	China
4.	Silicon Image Electronics Technology (Shanghai) Co. Ltd.	China
5.	Lattice Semiconductor SARL	France
6.	Lattice Semiconductor GmbH	Germany
7.	SiliconBlue Technologies (Hong Kong) Ltd.	Hong Kong
8	Lattice Semiconductor Asia Limited	Hong Kong
9.	Silicon Image India Research & Development Private Ltd.	India
10.	Lattice Semiconductor (India) Pvt. Ltd.	India
11.	Lattice Semiconductor SRL	Italy
12.	Lattice Semiconductor Japan GK	Japan
13.	Lattice Semiconductor Korea Co. Ltd.	Korea
14.	Silicon Image Cooperatie U.A.	Netherlands
15.	Silicon Image International B.V.	Netherlands
16.	Lattice Semiconductor (PH) Corporation	Philippines
17.	Lattice SG Pte. Ltd.	Singapore
18.	HDMI Licensing, LLC	Delaware, USA
19.	MHL, LLC	Delaware, USA
20.	SiBEAM, Inc.	Delaware, USA
21.	Simplay Labs, LLC	Delaware, USA
22.	Qterics, Inc.	Delaware, USA
23.	UpdateLogic, Inc.	Delaware, USA
24.	Lattice Semiconductor International LLC	Delaware, USA
25.	Silicon Image International LLC	Delaware, USA
26.	SPMT, LLC	Delaware, USA
27.	WirelessHD, LLC	Delaware, USA
28.	Lattice Semiconductor UK Limited	United Kingdom
29.	Silicon Image UK Limited	United Kingdom